  Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE April 30, 2008	Contact: G. Kregg Lunsford Chief Financial Officer (713) 243-2713

Cal Dive Reports First Quarter 2008 Results;
Awarded Major Project for Integrated Services

HOUSTON, TX – (April 30, 2008) Cal Dive International, Inc. (NYSE:DVR) reported first quarter 2008 net income of $0.6 million, or $.01 per diluted share compared to $30.1 million and $.36 per diluted share for the same period of 2007.  The decrease is primarily due to lower vessel utilization related to winter weather seasonality during the first quarter and is in line with the Company’s expectations for 2008.  The Company took advantage of the slower period by scheduling close to half of its annual regulatory required drydock and capital improvement out of service days in the first quarter.  During the first quarter of 2007, the Company continued to experience a high level of hurricane repair activity and earned stand-by revenue for many of its vessels despite winter weather work interruptions.

Despite the slow first quarter, the Company’s backlog has increased to approximately $450 million as of April 30, 2008 from $175 million as of December 31, 2007.  It is expected that approximately 90% of this backlog will be performed during the remainder of 2008.  Based on the strength of this backlog and the outlook for new construction and inspection, repair and maintenance demand levels during the good weather months, the Company is re-affirming its annual earnings guidance range for the year.

The Company also announced that it has been awarded a major project to install, trench, backfill, tie-in, and pre-commission a natural gas pipeline off the US East Coast.  The project is expected to generate approximately $125 million in revenue and will employ four of the Company’s key assets, including the Lone Star, a pipelay barge; the Atlantic, a derrick barge; the Kestrel, a dynamically positioned saturation dive support vessel; and one of the Company’s four-point saturation diving vessels.  The work is expected to commence in June of 2008 and will be performed in two seasons, with the remaining work scheduled in the summer of 2009.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated “We are very excited about the way the market is shaping up.  Our customers’ confidence and capital spending forecasts are translating into a high level of tendering activity.  The East Coast project is a big win for us and it demonstrates the strategic rationale for the recent acquisition of Horizon through the integrated diving, derrick barge and pipelay services we are providing under this project.  This contributed to the growth in our backlog to approximately $450 million.

We just weathered a slow first quarter in the Gulf of Mexico but our work outside the Gulf and in international markets remained strong as we earned 50% of our revenues there.  That more than doubles the revenues earned outside the Gulf in the first quarter of 2007.”

Financial Highlights

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Revenues:  First quarter 2008 revenues decreased by $4.6 million to $144.6 million as compared to the first quarter of 2007, primarily due to lower vessel utilization resulting from the weather seasonality during the first quarter of 2008.  The seasonality impact during the first quarter of 2008 was significant due to unusually harsh weather in the Gulf of Mexico. This decrease in revenues was partially offset by revenue contributions from certain Horizon assets acquired.

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Gross Profit: First quarter 2008 gross profit decreased by $33.3 million to $24.7 million as compared to the first quarter 2007, primarily due to the decreased vessel utilization as described above as well as increased depreciation and deferred drydock amortization expense.  The utilization impact from the harsh weather in the Gulf of Mexico was compounded by the Company’s increased exposure in terms of fleet size following the Horizon acquisition.  Additionally, the Company expects to realize lower gross margins subsequent to the acquisition of Horizon with its entrance into the pipelay and derrick barge contracting business, which typically has lower gross margins compared to the Company’s historical diving services.

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SG&A: First quarter 2008 SG&A increased by $7.5 million over the first quarter 2007, primarily due to the acquisition of Horizon in late 2007 (including approximately $1.9 million of non-cash amortization of related intangible assets and one-time integration costs), increased employee benefit costs and increased information technology costs.

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Net Interest Expense: First quarter 2008 net interest expense increased by $4.2 million over the first quarter of 2007, due to the term loan borrowings incurred in late 2007 in connection with the acquisition of Horizon.

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Income Tax Expense: The effective tax rate for the first quarter 2008 was 31.5% compared to 35.6% for the same period in 2007.  The rate decrease is primarily due to an increased percentage of income being earned in foreign jurisdictions with lower income tax rates.

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Balance Sheet:  Total debt was $335.0 million and cash and cash equivalents were $52.8 for a net debt position of $282.2 million as of March 31, 2008 compared to a net debt position of $313.7 million at December 31, 2007.

Further details will be provided during Cal Dive’s conference call, scheduled for 11 a.m. Central Time on May, 1, 2008.  The teleconference dial-in numbers are: 866-314-5050 (domestic), 617-213-8051 (international), passcode 22958579.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com.  A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial services, and platform installation and salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Mexico, the Middle East, Southeast Asia and Australia, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., our controlling stockholder, and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

(000's omitted, except per share data)

	Three Months Ended March 31,
	2008	2007
	(unaudited)

Net Revenues	$144,571	$149,226
Cost of Sales	119,881	91,274
Gross Profit	24,690	57,952
Gain on Sale of Assets	-	7
Selling and Administrative	17,142	9,655
Income from Operations	7,548	48,304
Equity in Earnings (Losses) of Investments	-	952
Interest Income (Expense), net	(6,717)	(2,539)
Income Before Income Taxes	831	46,717
Income Tax Provision	262	16,653
Net Income	$569	$30,064

Other Financial Data:
Income from Operations	7,548	48,304
Equity in Earnings (Losses) of Investments	-	952
Depreciation and Amortization	16,627	8,894
EBITDA	25,638	58,004

Weighted Avg. Shares Outstanding
Basic	104,349	83,680
Diluted	104,714	83,680
Earnings Per Share:
Basic	$0.01	$0.36
Diluted	$0.01	$0.36

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Balance Sheet

(000's omitted)

ASSETS	March 31, 2008	December 31, 2007
	(unaudited)
Current Assets:
Cash and equivalents	$52,833	$61,287
Accounts receivable	138,032	259,271
Other current assets	39,602	39,132
Total Current Assets	230,467	359,690

Net property & equipment	560,026	562,318
Goodwill	285,981	284,141
Other assets, net	78,037	67,901
Total Assets	$1,154,511	$1,274,050

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$56,658	$107,117
Accrued liabilities	51,698	63,687
Billings in Excess of Costs	3,308	15,121
Current maturities of long-term debt	40,000	60,000
Net payable to Helix	-	8,403
Total Current Liabilities	151,664	254,328

Long-term debt	295,000	315,000
Long-term payable to Helix	5,296	5,756
Deferred income taxes	109,030	109,028
Other long term liabilities	1,181	2,031
Stockholders' equity	592,340	587,907
Total Liabilities & Equity	$1,154,511	$1,274,050

Reconciliation of Non-GAAP Financial Measures

For the Periods Ended March 31, 2008 and 2007

(000's omitted, except ratio data)

In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and  (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended
	March 31, 2008	March 31, 2007

EBITDA (unaudited)	$25,638	$58,004
Less: Depreciation & Amortization	16,627	8,894
Less: Non-Cash Stock Compensation Expense	1,463	806
Less: Interest Expense (Income)	6,717	2,539
Less: Non-Cash Equity Loss (Earnings)	-	(952)
Less: Provision for Income Taxes	262	16,653
Net Income	$569	$30,064

	As of 3/31/08	As of 12/31/07
Total Debt	$335,000	$375,000
Less: Cash	(52,833)	(61,287)
Net Debt	$282,167	$313,713